UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 26, 2010

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Mintflower Place, 4th floor Par-La-Ville Rd, Hamilton, Bermuda		HM 08 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Central European Media Enterprises Ltd. (the “Company”) appointed Mr. David Sach as Chief Financial Officer of the Company effective March 1, 2010 and designated him as its principal financial officer, effective upon his service as Chief Financial Officer. From February 2009 to September 2009, Mr. Sach, 48, was Chief Financial Officer of Clearwire Corp., a provider of high speed internet services to consumers and businesses.  From 2005 to 2008, Mr. Sach was the Chief Financial Officer of Millicom International Cellular SA., an emerging markets mobile telephony group.

Mr. Sach’s appointment as Chief Financial Officer is being made in connection with an employment agreement with CME Media Services Limited (“CME MS”), a wholly owned subsidiary of the Company, dated February 26, 2010 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Sach shall be entitled to receive a salary of EUR 450,000 (approximately US$ 607,000 per year). Mr. Sach shall be eligible to earn a bonus in the amount of 100% of his annual base salary during the term of his appointment pursuant to a Company incentive plan for senior management and shall also be entitled to receive certain health insurance benefits. In addition, Mr. Sach will receive options to acquire 125,000 shares of the Company’s Class A common stock on the commencement of his employment with an exercise price equal to the closing price of the shares on the date of grant.  Such options shall vest in four equal instalments over a period of four years.

In connection with Mr. Sach’s appointment, on March 1, 2010, Mr. Charles Frank, Jr. resigned from his position as interim Chief Financial Officer of the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: February 26, 2010	/s/ David Sturgeon
David Sturgeon Deputy Chief Financial Officer